Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 12, 2000)             Registration Number 333-44960

                                  $805,000,000

                         Diamond Offshore Drilling, Inc.

               Zero Coupon Convertible Debentures Due June 6, 2020

                   -------------------------------------------

           This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Debentures Due June 6, 2020 and the shares of our common stock issuable upon the conversion of the debentures.

           This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 12, 2000. The terms of the debentures are set forth in the prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.

                                                            PRINCIPAL AMOUNT AT
                                                           MATURITY OF DEBENTURES       PERCENTAGE OF        NUMBER OF CONVERSION
                                                             BENEFICIALLY OWNED           DEBENTURES             SHARES THAT
NAME (1)                                                      THAT MAY BE SOLD           OUTSTANDING           MAY BE SOLD (2)
--------                                                      ----------------           -----------           ---------------
Primerica Life Insurance Company                           $        2,564,000                .32%                   22,069
The Travelers Insurance Co. - Separate Account TLAC        $          493,000                .06%                    4,243
Managed Assets Trust                                       $          600,000                .07%                    5,164
Travelers Series Trust Convertible Bond Portfolio          $          789,000                .10%                    6,791
The Travelers Life and Annuity Company                     $          518,000                .06%                    4,458
The Travelers Insurance Company - Life                     $       14,353,000               1.78%                  123,543
The Travelers Indemnity Company                            $        7,891,000               1.00%                   67,921


--------------------------
(1) Information concerning other selling holders of Debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 6,929,038 shares due to rounding resulting from the elimination of fractional shares.

                     --------------------------------------

            The date of this prospectus supplement is June 20, 2002.